Exhibit 99.1

PRESS RELEASE
For further information:
John B. Pelling, III
Vice President — Investor Relations
(708) 498-2013
IR@midwestbank.com
Midwest Banc Holdings, Inc. Announces Significant Transactions
MELROSE PARK, IL—(MARKET WIRE)—April 3, 2008 — Midwest Banc Holdings, Inc. (Nasdaq: MBHI) announced today several significant transactions and other actions completed in the first quarter of 2008:
•	On March 28, 2008, Midwest completed the previously announced sale of two properties for $18.4 million resulting in a pre-tax gain of approximately $15.2 million. The properties are located in the Bucktown area of Chicago. Midwest will continue to operate its Milwaukee Avenue branch in Bucktown for a period of at least 9 months through a continuing occupancy arrangement with the buyer. Subsequently, Midwest plans to relocate to a new branch in close proximity to the existing branch. Midwest currently serves over 2,700 households in the Bucktown area and will continue to serve those customers while also generating new business opportunities in this vibrant area.
•	In late March 2008, Midwest prepaid $130 million of fixed rate Federal Home Loan Bank (FHLB) advances with a weighted average remaining maturity of approximately 30 months and a weighted average interest rate of approximately 4.9%. It is expected that these advances will be replaced with instruments at a weighted average rate below 2.5%. The penalty associated with the prepayment of the FHLB advances was $7.1 million pre-tax, which was charged to first quarter earnings.
“The prepayment of the $130 million of borrowings and replacing them at a substantially lower cost is a margin friendly transaction going forward,” stated JoAnn Lilek, recently appointed CFO of Midwest.
•	Midwest made the determination to charge-off $10.8 million, effective March 31, 2008, relating to the previously disclosed Large Problem Credit (“LPC”). This charge-off had the effect of eliminating substantially all of the loan loss allowance previously allocated to this credit.
“Given the status of the LPC in the bankruptcy courts we feel this is a prudent step and are continuing to aggressively pursue our remaining collateral. As we do every quarter, we are reviewing our loan loss reserve in light of challenging conditions in the market,” stated James Giancola, CEO of Midwest.
•	In late March 2008, Midwest reduced its $70 million term loan to $55 million by restructuring $15 million of this senior credit facility as subordinated debt. The new subordinated debt will be treated as Tier 2 capital further building Midwest’s risk-based capital as a follow-on to the December 2007 preferred stock offering, thereby enhancing opportunities for growth in the Chicagoland market.
Midwest will release first quarter 2008 earnings after the market closes on Tuesday, April 29, 2008 and conduct a conference call to discuss these results the following morning, April 30, 2008, at 11:00 A.M. eastern / 10:00 A.M. central.
The webcast and call will be hosted by members of management. A brief discussion of quarterly results and trends will be followed by questions from professional investors and analysts invited to participate in the interactive portion of the discussion.
Interested parties wishing to participate in the interactive portion of the call can dial in to 800-860-2442 or +1 412-858-4600 for international calls. The live webcast can be accessed at www.midwestbanc.com and will be available for replay on that website. The audio replay may be accessed through May 7, 2008 at 877-344-7529 or +1 412-317-0088. The replay passcode is 418074.
Midwest Banc Holdings, Inc., with approximately $3.7 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. We have 29 banking offices and operate 31 ATMs. On January 1, 2008, Midwest Bank joined the STAR Allpoint/STARsf network. Our customers now have access to 32,000 surcharge-free Allpoint/STARsf ATMs nationwide, with over 1,000 ATMs in the Chicagoland area. Our principal operating subsidiaries are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Information on our products and services and locations is available at www.midwestbanc.com.
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”